As filed with the Securities and Exchange Commission on June 26, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________________________

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

_____________________________

bankwell financial group, inc.

(Exact name of registrant as specified in its charter)

Connecticut

(State or other jurisdiction of incorporation or organization)

20-8251355

(I.R.S. Employer Identification No.)

220 Elm Street

New Canaan, Connecticut 06840

(Address of principal executive offices)

2002 bANK MANAGEMENT, DIRECTOR AND FOUNDER STOCK OPTION PLAN

2006 BANK OF NEW CANAAN STOCK OPTION PLAN

2007 BANK OF NEW CANAAN STOCK OPTION AND EQUITY AWARD PLAN

2011 BNC FINANCIAL GROUP, INC. STOCK OPTION AND EQUITY AWARD PLAN

2012 BNC FINANCIAL GROUP, INC. STOCK PLAN, as amended

(Full title of the plans)

Ernest J. Verrico, Sr.

Executive Vice President and Chief Financial Officer

Bankwell Financial Group, Inc.

220 Elm Street

New Canaan, CT 06840

(Name and address of agent for service)

(203) 652-6300

(Telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filed,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share	584,614	(1)	$16.49	$9,640,284.80	$1,241.67

(1) Maximum number of shares authorized for issuance pursuant to the Registrant’s 2002 Bank Management, Director and Founder Stock Option Plan, 2006 Bank of New Canaan Stock Option Plan, 2007 Bank of New Canaan Stock Option and Equity Award Plan, 2011 BNC Financial Group, Inc. Stock Option and Equity Award Plan, and 2012 BNC Financial Group, Inc. Stock Plan, as amended (collectively, the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also relates to such indeterminate number of additional shares of common stock of the Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in the Plan.

(2) Estimated solely for the purpose of calculating the registration fee and based upon the average of the high and low prices reported for the Registrant’s stock as of _________, 2014 in accordance with Rule 457.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Items 1 and 2 is not required to be filed as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, accordingly, files periodic reports and other information with the Securities and Exchange Commission (the “SEC”). Reports, proxy statements and other information concerning the Company filed with the SEC may be inspected and copies may be obtained (at prescribed rates) at the SEC’s Public Reference Section 100 F Street, N.E., Room 1580 Washington, DC 20549. The Commission also maintains a Website that contains copies of such material. The address of the Commission’s Website is http://www.sec.gov.

The following documents filed with the SEC are hereby incorporated by reference into this Registration Statement:

(a)	the Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on May 16, 2014, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)	the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36448) filed with the Commission on May 9, 2014 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 12, 13(a), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 33-779 of the Connecticut General Statutes, or CGS, provides that a corporation may provide indemnification of or advance expenses to a director, officer, employee or agent only as permitted by Section 33-770 to 33-778, inclusive of the CGS.

Pursuant to Section 33-771 to Section 33-776, a corporation may indemnify a director, officer, employee, or agent who is a party to a proceeding against liability incurred in connection with the proceeding if the individual meets a certain standard of conduct. The corporation may indemnify the individual if: (1)(A) the director conducted himself in good faith; (B) the individual reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation; and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, the individual had no reasonable cause to believe his conduct was unlawful; or (2) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation as authorized by Section 33-636(b)(5). Under Section 33-775, the determination of and the authorization for indemnification are made by the (a) board of directors; (b) special legal counsel; (c) shareholders; or (d) in the case of indemnification of an officer, agent or employee of the corporation, by the general counsel of the corporation or such other officer(s) as the board of directors may specify.

Where a director, officer, employee, or agent of the corporation has been wholly successful on the merits, Section 33-772 with Section 33-776 provides that a corporation shall indemnify the individual against reasonable expenses incurred by the individual in connection with a proceeding to which the individual was a party.

Pursuant to Section 33-771(d), in the case of a proceeding by or in the right of the corporation or with respect to conduct for which the director, officer, agent or employee was adjudged liable on the basis that he received a financial benefit to which he was not entitled, indemnification is limited to reasonable expenses incurred in connection with the proceeding against the corporation to which the individual was a named party.

Section 33-773 permits a corporation to pay expenses incurred by the indemnified party in defending an action, suit or proceeding in advance of final disposition if approved by the board of directors or shareholders and accompanied by (1) a signed written affirmation that the director in good faith believes he complied with the standard of conduct in 33-771(a) and (2) an undertaking by the indemnified party to repay such amounts if it later determined that he is not entitled to indemnification. Also, Section 33-774 requires the company to indemnify the director or advance expenses if ordered by the court. Section 33-777 also authorizes Connecticut corporation to buy liability insurance on behalf of any director, officer, agent or employee.

Section 33-778 permits a corporation by a provision in its certificate of incorporation or bylaws or in a resolution adopted by its shareholder or directors to obligate itself to provide indemnification in accordance with these provisions or advance funds to pay or reimburse expenses.

Consistent with the laws of the State of Connecticut, Article VI of our bylaws incorporates Section 33-770 to 33-778 of the CGS by reference and provides that we shall indemnify the directors, officers, employees and agents of the Company to the maximum extent permitted and/or required by the Certificate of Incorporation or applicable law. The indemnification payments shall not exceed the amount permissible under applicable state or federal law, including but not limited to the limitations on indemnification imposed by Section 18(k) of the Federal Deposit Insurance Act and the regulation issued thereunder by the Federal Deposit Insurance Corporation.

In addition, Article IX of our Certificate of Incorporation provides that a director’s personal liability to the Company for monetary damages for a breach of duty is limited to the amount of the compensation received by the director for serving the Company during the year of the violation if the breach did not (1) involve a knowing and culpable violation of law by the director, (2) enable the director or an associate, as defined in subdivision (3) of Section 33-843 or any similar successor provision of the Connecticut General Statutes to receive an improper personal economic gain, (3) show a lack of good faith and a conscious disregard for the duty of the director to the Company under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Company, (4) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the Company, or (5) create liability under Section 33-757 as amended, or Section 36a-58 of the Connecticut General Statutes. This provision shall not limit or preclude the liability of a person who is or was a director for any act or omission occurring prior to the effective date hereof.

We have entered into indemnification agreements with certain of our executive officers and directors pursuant to which we have agreed to indemnify such persons against certain expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of our company, and to advance expenses as incurred by or on behalf of such person in connection therewith. The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our governing documents, agreement, vote of shareholders or disinterested directors or otherwise.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with this Registration Statement.

Exhibit
Number	Description of Exhibit

4.1	2002 Bank Management, Director and Founder Stock Option Plan(1)
4.2	2006 Bank of New Canaan Stock Option Plan(1)
4.3	2007 Bank of New Canaan Stock Option and Equity Award Plan(1)
4.4	2011 BNC Financial Group, Inc. Stock Option and Equity Award Plan(1)
4.5	2012 BNC Financial Group, Inc. Stock Plan, as amended(1)

5	Opinion of Hinckley Allen & Snyder, LLP

23(a)	Consent of Whittlesey & Hadley, P.C.
23(b)	Consent of Hinckley Allen & Snyder, LLP (included in the Opinion filed as Exhibit 5 hereto)
24	Power of Attorney

_________________________

(1) Incorporated by reference from the Registrant’s Registration Statement on Form S-1 as amended (File No. 333-195080), as filed with the SEC on April 4, 2014.

Item 9. Undertakings.

The registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply because this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfield, State of Connecticut, on the 26th day of June, 2014.

BANKWELL FINANCIAL GROUP, INC.

By:	/s/ Peyton R. Patterson
Peyton R. Patterson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature & Title	Date

/s/ Peyton R. Patterson	June 26, 2014
Peyton R. Patterson
President and Chief Executive Officer
(Principal Executive Officer)

/s/ Ernest J. Verrico, Sr.	June 26, 2014
Ernest J. Verrico, Sr.
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Frederick R. Afragola	June 26, 2014
Frederick R. Afragola
Director

/s/ George P. Bauer	June 26, 2014
George P. Bauer
Director

/s/ Richard E. Castiglioni	June 26, 2014
Richard E. Castiglioni
Director

/s/ Eric J. Dale	June 26, 2014
Eric J. Dale
Director

/s/ Blake S. Drexler	June 26, 2014
Blake S. Drexler
Director

/s/ James A. Fieber	June 26, 2014
James A. Fieber
Director

/s/ William J. Fitzpatrick III	June 26, 2014
William J. Fitzpatrick III
Director

/s/ Daniel S. Jones	June 26, 2014
Daniel S. Jones
Director

/s/ Carl R. Kuehner III	June 26, 2014
Carl R. Kuehner III
Director

/s/ Todd Lampert	June 26, 2014
Todd Lampert
Director

/s/ Victor S. Liss	June 26, 2014
Victor S. Liss
Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peyton R. Patterson and Ernest J. Verrico, Sr., and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on June 26th, 2014.

Signature & Title	Date

/s/ Frederick R. Afragola	June 26, 2014
Frederick R. Afragola
Director

/s/ George P. Bauer	June 26, 2014
George P. Bauer
Director

/s/ Richard E. Castiglioni	June 26, 2014
Richard E. Castiglioni
Director

/s/ Eric J. Dale	June 26, 2014
Eric J. Dale
Director

/s/ Blake S. Drexler	June 26, 2014
Blake S. Drexler
Director

/s/ James A. Fieber	June 26, 2014
James A. Fieber
Director

/s/ William J. Fitzpatrick III	June 26, 2014
William J. Fitzpatrick III
Director

/s/ Daniel S. Jones	June 26, 2014
Daniel S. Jones
Director

/s/ Carl R. Kuehner III	June 26, 2014
Carl R. Kuehner III
Director

/s/ Todd Lampert	June 26, 2014
Todd Lampert
Director

/s/ Victor S. Liss	June 26, 2014
Victor S. Liss
Director

EXHIBIT INDEX TO REGISTRATION

STATEMENT ON FORM S-8

OF BANKWELL FINANCIAL GROUP, INC.

Exhibit
Number	Description of Exhibit

4.1	2002 Bank Management, Director and Founder Stock Option Plan(1)
4.2	2006 Bank of New Canaan Stock Option Plan(1)
4.3	2007 Bank of New Canaan Stock Option and Equity Award Plan(1)
4.4	2011 BNC Financial Group, Inc. Stock Option and Equity Award Plan(1)
4.5	2012 BNC Financial Group, Inc. Stock Plan, as amended(1)

5	Opinion of Hinckley Allen & Snyder, LLP

23(a)	Consent of Whittlesey & Hadley, P.C.

23(b)	Consent of Hinckley Allen & Snyder, LLP (included in the Opinion filed as Exhibit 5 hereto)
24	Power of Attorney

_______________________

(1) Incorporated by reference from the Registrant’s Registration Statement on Form S-1 as amended (File No. 333-195080, as filed with the SEC on April 14, 2014.